Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

FIRST QUARTER 2015 FINANCIAL RESULTS

Regular Quarterly Dividend of $0.38 Per Share Declared for Second Quarter

Board of Directors Declares Special Cash Dividend of $0.02 Per Share

EVANSTON, Ill., May 7, 2015 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions primarily to lower middle-market companies based in the United States, today announced its financial results for the first quarter ended March 31, 2015.

First Quarter 2015 Financial Highlights

•	Total investment income of $12.8 million

•	Net investment income of $6.2 million, or $0.39 per share

•	Adjusted net investment income of $6.3 million, or $0.39 per share(1)

•	Net increase in net assets resulting from operations of $6.4 million, or $0.40 per share

•	Invested $39.6 million in debt and equity securities, including investments in five new portfolio companies

•	Received proceeds from sales and realizations of $24.7 million

•	Paid regular quarterly dividend of $0.38 per share on March 26, 2015

•	Net asset value (NAV) of $244.7 million, or $15.18 per share, as of March 31, 2015

Management Commentary

“We delivered solid results for the first quarter with net investment income growing by approximately 14% year-over-year, and remain pleased with the quality and stability of our portfolio,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “Against a backdrop of steady deal activity, we closed investments totaling $39.6 million, including those made in five new portfolio companies, and received repayments totaling $24.7 million. Subsequent to quarter end, we received repayments on two investments along with a $5.3 million realized gain on one of our equity investments. With a healthy market environment and given our strong liquidity, Fidus is well positioned to continue to selectively grow and further diversify our investment portfolio with a focus on performing well over the long term.”

(1)	Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

First Quarter 2015 Financial Results

For the three months ended March 31, 2015, total investment income was $12.8 million, an increase of $2.3 million, or 21.6%, over the $10.6 million of total investment income for the three months ended March 31, 2014. The increase was primarily attributable to a $2.4 million increase in interest income resulting largely from higher average levels of debt investments outstanding and a $0.2 million increase in fee income, which was offset by a $0.2 million decrease in dividend income due to lower average levels of income producing equity investments outstanding during the three months ended March 31, 2015, as compared to the three months ended March 31, 2014.

For the three months ended March 31, 2015, total expenses, including income tax provision, were $6.6 million, an increase of $1.5 million or 29.2%, over the $5.1 million of total expenses, including income tax provision, for the three months ended March 31, 2014. Interest and financing expenses for the three months ended March 31, 2015 were $2.1 million, an increase of $0.4 million or 21.5%, compared to $1.8 million for the three months ended March 31, 2014 as a result of higher average balances of SBA debentures outstanding during 2015 and interest and commitment fees related to the Credit Facility. The base management fee increased $0.4 million, or 31.2%, to $1.8 million for the three months ended March 31, 2015 due to higher average total assets less cash and cash equivalents for the three months ended March 31, 2015 than the comparable period in 2014. The incentive fee for the three months ended March 31, 2015 was $1.6 million, a $0.8 million, or 89.9%, increase from the $0.8 million incentive fee for the three months ended March 31, 2014 which was the result of an increase of $0.3 million in the income incentive fee to $1.6 million and a capital gains incentive fee accrual of $0.1 million during the 2015 period compared to a capital gains incentive fee reversal of $0.4 million during the same period in 2014. The administrative service fee, professional fees and other general and administrative expenses totaled $1.1 million for both the three months ended March 31, 2015 and 2014.

Net investment income for the three months ended March 31, 2015 was $6.2 million, which was an increase of $0.8 million, or 14.4%, compared to net investment income of $5.4 million during the three months ended March 31, 2014 as a result of the $2.3 million increase in total investment income and the $1.5 million increase in total expenses, including income tax provision.

For the three months ended March 31, 2015, Fidus did not record any realized gains or losses on investments. During the three months ended March 31, 2015, Fidus recorded a net change in unrealized appreciation on investments of $0.2 million attributable to (i) the reversal of net unrealized depreciation on investments of $0.3 million related to the exit or sale of investments, resulting in unrealized appreciation, (ii) net unrealized depreciation of $1.4 million on debt investments and (iii) net unrealized appreciation of $1.3 million on equity investments.

Fidus’ net increase in net assets resulting from operations during the three months ended March 31, 2015, was $6.4 million, or $0.40 per share, an increase of $3.0 million, or 89.7%, compared to a net increase in net assets resulting from operations of $3.4 million, or $0.25 per share, during the three months ended March 31, 2014.

Per share results for the first quarter ended March 31, 2015 are based on weighted average shares outstanding of 16.1 million, compared to 13.8 million weighted average shares outstanding for the first quarter of 2014, an increase of 16.8%. This increase reflects the common equity offering Fidus completed in September 2014, which was completed at a price accretive to net asset value.

Portfolio and Investment Activities

As of March 31, 2015, Fidus had debt and equity investments in 47 portfolio companies with a total fair value of $412.6 million, or approximately 101% of cost. The average portfolio investment on a cost basis was $8.7 million and Fidus held equity ownership in 83.0% of its portfolio companies. During the first quarter ended March 31, 2015, Fidus made investments of $39.6 million, including investments in five new portfolio companies and received proceeds from sales and realizations of investments of $24.7 million. As of March 31, 2015, the weighted average yield on debt investments (excluding any debt investments on non-accrual) was 13.3%.

First quarter 2015 investment activity included the following new portfolio company investments:

•	Ice House America, LLC, a manufacturer and operator of automated ice vending machines. Fidus invested $5.0 million in subordinated notes and warrants.

•	Six Month Smiles Holdings, Inc., a provider of short-term cosmetic orthodontic solutions. Fidus invested $8.0 million in subordinated notes.

•	Stagnito Partners, LLC, doing business as Stagnito Business Information, a provider of business information services to the convenience store, food retail and pharmacy markets in the U.S. and Canada. Fidus invested $6.4 million in senior secured notes.

•	X5 Opco LLC, a customer-focused provider of a complete suite of telecommunications solutions to enterprise, government and wholesale clients in the Pacific Northwest. Fidus invested $6.0 million in senior secured notes and preferred equity and committed $0.5 million in a senior secured revolving loan, which was unfunded at close.

•	US Pack Logistics LLC, a provider of same-day and last-mile courier services throughout the United States. Fidus invested $9.5 million in subordinated notes and common equity.

Fidus had no investments on non-accrual status as of March 31, 2015.

Liquidity and Capital Resources

At March 31, 2015, Fidus had $16.4 million in cash and cash equivalents. SBA debentures outstanding were $178.5 million and unfunded SBA commitments totaled $46.5 million as of March 31, 2015. Fidus had $10.8 million of borrowings outstanding on its senior secured revolving credit facility as of March 31, 2015. The weighted average interest rate on debt outstanding as of March 31, 2015 was 4.2%.

Subsequent Events

•	On April 1, 2015, Fidus exited its debt and equity investments in Connect-Air International, Inc. (Connect) in connection with the sale of Connect. Fidus received payment in full on its subordinated note and recognized a gain of approximately $5.3 million on its common equity investment.

•	On April 1, 2015, Fidus exited its equity investment in Acentia, LLC in connection with the sale of Acentia, LLC. Fidus recognized a loss of less than $0.1 million on its common equity investment.

Second Quarter 2015 Dividend of $0.38 Per Share Declared

On May 5, 2015, the Company’s Board of Directors declared a regular quarterly dividend of $0.38 per share for the second quarter of 2015. In addition, the Board of Directors declared a special cash dividend of $0.02 per share. Both of these dividends will be payable on June 25, 2015 to stockholders of record as of June 11, 2015.

When declaring dividends, the Company’s Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2015 taxable income, as well as the tax attributes for 2015 dividends, will be made after the close of the 2015 tax year. The final tax attributes for 2015 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not “opted out” of the DRIP at least three days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of the Company’s common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

First Quarter 2015 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, May 8, 2015. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 37488729.

A live webcast of the conference call will be available at http://investor.fdus.com/events.cfm. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm ET on May 8, 2015 until 11:59pm ET on May 11, 2015 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 37488729. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which the Company generally defines as U.S. based companies having revenues between $10.0 million and $150.0 million. Fidus’ investment objective is to provide attractive risk-adjusted returns by generating both current income from our debt investments and capital appreciation from our equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about the Company, its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including those described from time to time in Fidus’ filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and Fidus undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	March 31, 2015 (unaudited)	December 31, 2014

ASSETS
Investments, at fair value
Control investments (cost: $10,518 and $10,460, respectively)	$3,758	$4,244
Affiliate investments (cost: $82,340 and $81,979, respectively)	86,168	86,200
Non-control/non-affiliate investments (cost: $314,549 and $298,899, respectively)	322,678	305,911

Total investments, at fair value (cost: $407,407 and $391,338, respectively)	412,604	396,355
Cash and cash equivalents	16,367	29,318
Interest receivable	5,435	4,460
Deferred financing costs (net of accumulated amortization of $3,018 and $2,784, respectively)	4,754	4,567
Prepaid expenses and other assets	818	887

Total assets	$439,978	$435,587

LIABILITIES
SBA debentures	$178,500	$173,500
Borrowings under credit facility	10,800	10,000
Accrued interest and fees payable	600	2,853
Due to affiliates	5,234	5,395
Taxes payable	—	328
Accounts payable and other liabilities	176	248

Total liabilities	195,310	192,324

Commitments and contingencies

NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 16,113,152 and 16,051,037 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively)	$16	$16
Additional paid-in capital	244,103	243,008
Undistributed net investment income	12,563	12,433
Accumulated net realized (loss) gain on investments, net of taxes and distributions	(15,999)	(15,999)
Accumulated net unrealized appreciation (depreciation) on investments	3,985	3,805

Total net assets	244,668	243,263

Total liabilities and net assets	$439,978	$435,587

Net asset value per common share	$15.18	$15.16

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations

(in thousands, except shares and per share data)

	(unaudited) Three Months Ended March,
	2015	2014
Investment Income:
Interest income
Control investments	$128	$—
Affiliate investments	2,345	2,477
Non-control/non-affiliate investments	9,450	7,074

Total interest income	11,923	9,551
Dividend income
Affiliate investments	30	30
Non-control/non-affiliate investments	107	347

Total dividend income	137	377
Fee income
Affiliate investments	—	388
Non-control/non-affiliate investments	764	222

Total fee income	764	610
Interest on idle funds and other income	14	21

Total investment income	12,838	10,559

Expenses:
Interest and financing expenses	2,130	1,753
Base management fee	1,791	1,365
Incentive fee	1,599	842
Administrative service expenses	368	363
Professional fees	439	397
Other general and administrative expenses	293	377

Total expenses	6,620	5,097

Net investment income before income taxes	6,218	5,462
Income tax provision	(11)	18

Net investment income	6,229	5,444

Net realized and unrealized gains (losses) on investments:
Realized gains on affiliate investments	—	166
Realized gains on non-control/non-affiliate investments	—	1,693
Net change in unrealized appreciation (depreciation) on investments	180	(3,908)
Income tax (provision) on realized gains on investments	—	(17)

Net (loss) gain on investments	180	(2,066)

Net increase in net assets resulting from operations	$6,409	$3,378

Per common share data:
Net investment income per share-basic and diluted	$0.39	$0.40

Net increase in net assets resulting from operation per share-basic and diluted	$0.40	$0.25

Dividends declared per share	$0.38	$0.38

Weighted average number of shares outstanding-basic and diluted	16,060,057	13,755,232

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three months ended March 31, 2015 and 2014.

	(Per share) Three months ended March 31, (unaudited)
	2015	2014
Net investment income	$6,229	$5,444
Capital gains incentive fee (reversal) expense	36	(384)

Adjusted net investment income (1)	$6,265	$5,060

	(Per share) Three months ended March 31, (unaudited)
	2015	2014
Net investment income	$0.39	$0.40
Capital gains incentive fee (reversal) expense	—	(0.03)

Adjusted net investment income (1)	$0.39	$0.37

(1)	Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee (reversal) expense amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact: Edward H. Ross Chief Executive Officer Fidus Investment Corporation 847-859-3940	Investor Relations Contact: Jody Burfening LHA (212) 838-3777 jburfening@lhai.com